As filed with the Securities and Exchange Commission on July 1, 2004

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TEKELEC

(Exact name of registrant as specified in its charter)

California	95-2746131
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

26580 West Agoura Road
Calabasas, California	91302
(Address of Principal Executive Offices)	(Zip Code)

Taqua, Inc. 2002 Stock Incentive Plan
Taqua Systems, Inc. 1998 Stock Option Plan
Tekelec Nonstatutory Stock Option Agreements
(Full titles of the plans)

RONALD W. BUCKLY, ESQ.
Senior Vice President, Corporate Affairs and General Counsel
Tekelec
26580 West Agoura Road
Calabasas, California 91302
(818) 880-5656
(Name, address and telephone number of agent for service)

Copy to:

KATHERINE F. ASHTON, ESQ.
Bryan Cave LLP
120 Broadway, Suite 300
Santa Monica, California 90401

PART I: INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
PART II: INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
Item 4. Description of Securities
Item 5. Interests of Named Experts and Counsel
Item 6. Indemnification of Directors and Officers
Item 7. Exemption from Registration Claimed
Item 8. Exhibits
Item 9. Undertakings
SIGNATURES
INDEX TO EXHIBITS
Taqua, Inc. 2002 Stock Incentive Plan
Taqua Systems, Inc. 1998 Stock Option Plan
Form of Nonstatutory Stock Option Agreement
Opinion of Bryan Cave LLP
Consent of PricewaterhouseCoopers LLP
Consent of PricewaterhouseCoopers LLP

CALCULATION OF REGISTRATION FEE

					Proposed
Title of	Amount		Proposed		Maximum
Securities	of Shares		Maximum		Aggregate	Amount of
to be	to be		Offering Price		Offering	Registration
Registered	Registered(1)		per Share		Price	Fee
Common Stock, without par value	488,874	(1)(2)	$3.11	(4)	$1,520,398.14 (4)	$192.64
Common Stock, without par value	2,582	(1)(3)	$85.60-$2,739.21	(4)(5)	$3,108,186.07 (4)	$393.81
Common Stock, without par value	515,000	(1)(4)(6)	$18.08	(4)	$9,311,200.00 (4)	$1,179.73

					Total:	$1,766.18

(1)	This Registration Statement also covers such additional shares of Common Stock of the Registrant as may be issuable pursuant to anti-dilution provisions of these options. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the options covered hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.

(2)	Represents shares issuable upon exercise of options under the Taqua, Inc. 2002 Stock Incentive Plan granted to employees of Taqua, Inc., a Delaware corporation and wholly owned subsidiary of the Registrant (“Taqua”), who are now employees of the Registrant.

(3)	Represents shares issuable upon exercise of options under the Taqua Systems, Inc. 1998 Stock Option Plan granted to employees of Taqua who are now employees of the Registrant.

(4)	Estimated solely for purposes of calculating the registration fee. Pursuant to Rule 457(h) under the Securities Act, the Proposed Maximum Offering Price per Share and the Proposed Maximum Aggregate Offering Price are computed on the basis of the price at which the options may be exercised.

(5)	These options include options to purchase 234 shares at an exercise price of $85.60 per share; 97 shares at $89.02 per share, 742 shares at $116.42 per share; 460 shares at $260.23 per share; and 1,049 shares at $2,739.21 per share

(6)	Represents shares issuable upon exercise of options granted in connection with the Company’s acquisition of Taqua to certain employees of Taqua who are now employees of the Registrant.

(i)

PART I: INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The documents containing the information specified in Items 1 and 2 of Part I of Form S-8 will be sent or given to the holders of options as specified in Rule 428(b)(1) under the Securities Act. In accordance with the instructions to Part I, those documents are not filed with the Commission as part of this registration statement or a prospectus under Rule 424 of the Securities Act.

PART II: INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents and information previously filed with the Securities and Exchange Commission are hereby incorporated by reference:

     Item 3(a)

The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

     Item 3(b)

The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004.

The Registrant’s Current Report on Form 8-K filed with the Commission on February 25, 2004.

The Registrant’s Current Reports on Form 8-K filed with the Commission on February 25, 2004, March 4, 2004 and April 22, 2004 and its Current Reports on Form 8-K/A filed with the Commission on June 22, 2004.

     Item 3(c)

Item 1 of the Registrant’s Registration Statement on Form 8-A (Registration No. 0-15135) filed with the Commission on November 12, 1986, pursuant to Section 12 of the Securities Exchange Act of 1934.

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents.

Item 4. Description of Securities.

     Not Applicable.

Item 5. Interests of Named Experts and Counsel.

     Not Applicable.

Item 6. Indemnification of Directors and Officers.

     Section 317 of the California Corporations Code provides that a corporation may indemnify corporate “agents” (including directors, officers and employees of the corporation) against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with defending non-derivative actions if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of such person was unlawful, and against expenses actually and reasonably incurred in connection with defending derivative actions if such person acted in good faith and in a manner such person believed to be in the best interests of the corporation and its shareholders. Indemnification is obligatory to the extent that an agent of a corporation has been successful on the merits in defense of any such proceeding against such agent, but otherwise may be made only upon a determination in each instance either by a majority vote of a quorum of the Board of Directors (other than directors involved in such proceeding), by independent legal counsel if such a quorum of directors is not obtainable, by the shareholders (other than shareholders to be indemnified), or by the court, that indemnification is proper because the agent has met the applicable statutory standards of conduct. Corporations may also advance expenses incurred in defending proceedings against corporate agents, upon receipt of an undertaking that the agent will reimburse the corporation unless it is ultimately determined that the agent is entitled to be indemnified against expenses reasonably incurred.

     The indemnification provided by Section 317 of the California Corporations Code is not deemed to be exclusive of any other rights to which agents of the Registrant seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office, to the extent such additional rights are authorized in the articles of the corporation. Article V of the Registrant’s Restated Articles of Incorporation authorizes the Registrant to provide for indemnification of its agents for breach of duty to the Registrant and its shareholders, through bylaw provisions or through agreements with such agents, or both, in excess of the indemnification otherwise permitted by Section 317, subject to the limits on such excess indemnification set forth in Section 204 of the California General Corporation Law.

     Article VI of the Registrant’s bylaws provides for the indemnification of all past and current directors to the maximum extent and in the manner permitted by Section 317. Additionally, the Registrant has entered into Indemnification Agreements with its directors under which the Registrant has undertaken to indemnify each such agent to the fullest extent permitted by its Articles of Incorporation, bylaws and applicable law against all expenses, liability and loss (which are not paid by insurance or otherwise by the Registrant) reasonably incurred or suffered by such agent in connection with the defense of any action or proceeding to which the agent was or is a party or is threatened to be made a party by reason of conduct in his capacity as an officer or director, or in which the agent is or may be involved by reason of the fact that he is or was serving as an officer or director of the Registrant, not including actions brought for violation of Section 16 of the Securities Exchange Act of 1934, as amended, or for failure to qualify for an exemption under Section 4 of the Securities Act of 1933, as amended.

     The Registrant also maintains on behalf of its directors and officers insurance protection against certain liabilities arising out of the discharge of their duties.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

Exhibit
Number
4.1	Taqua, Inc. 2002 Stock Incentive Plan.

4.2	Taqua Systems, Inc. 1998 Stock Option Plan.

4.3	Form of Nonstatutory Stock Option Agreement dated as of April 8, 2004, together with schedule of optionees.

5.1	Opinion of Bryan Cave LLP.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of PricewaterhouseCoopers LLP.

23.3	Consent of Bryan Cave LLP (included in Exhibit 5.1).

24.1	Power of Attorney (see page 5 of this Registration Statement).

Item 9. Undertakings.

     (a) The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

               Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calabasas, State of California, on July 1, 2004.

TEKELEC

By:	/s/ Frederick M. Lax

Frederick M. Lax,
Chief Executive Officer and President

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Frederick M. Lax and Ronald W. Buckly, or either of them, his attorneys-in-fact and agents, each with full power of substitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including, without limitation, post-effective amendments and documents in connection therewith) to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do so and perform each and every act and thing requisite and necessary to be done in connection with this Registration Statement, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that either of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Frederick M. Lax Frederick M. Lax	Director, Chief Executive Officer and President (Principal Executive Officer)	July 1, 2004

/s/ Paul J. Pucino Paul J. Pucino	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 1, 2004

/s/ Jean-Claude Asscher Jean-Claude Asscher	Chairman of the Board	July 1, 2004

/s/ Robert V. Adams Robert V. Adams	Director	July 1, 2004

/s/ Daniel L. Brenner Daniel L. Brenner	Director	July 1, 2004

/s/ Martin A. Kaplan Martin A. Kaplan	Director	July 1, 2004

/s/ Jon F. Rager Jon F. Rager	Director	July 1, 2004

INDEX TO EXHIBITS

Exhibit
Number	Exhibit
4.1	Taqua, Inc. 2002 Stock Incentive Plan.

4.2	Taqua Systems, Inc. 1998 Stock Option Plan.

4.3	Form of Nonstatutory Stock Option Agreement dated as of April 8, 2004, together with schedule of optionees.

5.1	Opinion of Bryan Cave LLP.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of PricewaterhouseCoopers LLP.